Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of VOIS Inc., SEC File No. 333-147207, SEC File No. 333-147227 and SEC File No. 333-159895, and the related prospectuses of our audit report dated December 15, 2009 with respect to the consolidated balance sheet at September 30, 2009 and 2008 and the consolidated statements of operations, changes in shareholders' deficit and cash flows of VOIS Inc. for the years ended September 30, 2009 and 2008 and cumulative for the period from May 19, 2000 (inception) to September 30, 2009 which is included in the Annual Report on Form 10-K of VOIS Inc. for the year ended September 30, 2009.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
December 18, 2009